Exhibit 5.1

Goodwin Procter llp 620 Eighth Avenue New York, New York 10018 goodwinlaw.com

October 8, 2020

SpringWorks Therapeutics, Inc.

100 Washington Blvd

Stamford, CT 06902

Re:     Securities Registered under Registration Statement on Form S-3ASR

Ladies and Gentlemen:

We have acted as counsel to you in connection with your filing of a Registration Statement on Form S-3ASR (File No. 333-249339) (as amended or supplemented, the “Registration Statement”) filed on October 6, 2020 with the Securities and Exchange Commission (the “Commission”) pursuant to the Securities Act of 1933, as amended (the “Securities Act”), relating to the registration of the offer by SpringWorks Therapeutics, Inc., a Delaware corporation (the “Company”) of any combination of securities of the types specified therein. The Registration Statement became effective under the Securities Act upon filing on October 6, 2020. Reference is made to our opinion letter dated October 6, 2020 and included as Exhibit 5.1 to the Registration Statement. We are delivering this supplemental opinion letter in connection with the prospectus supplement (the “Prospectus Supplement”) filed on October 8, 2020 by the Company with the Commission pursuant to Rule 424 under the Securities Act. The Prospectus Supplement relates to the offering by the Company of up to 5,637,254 shares of the Company’s Common Stock, par value $0.0001 per share (the “Shares”) covered by the Registration Statement. The Shares include an option granted to the underwriters of the offering to purchase up to an additional 735,294 Shares. The Shares are being sold to the several underwriters named in, and pursuant to, an underwriting agreement among the Company and such underwriters (the “Underwriting Agreement”).

We have reviewed such documents and made such examination of law as we have deemed appropriate to give the opinion set forth below. We have relied, without independent verification, on certificates of public officials and, as to matters of fact material to the opinion set forth below, on certificates of officers of the Company.

The opinion set forth below is limited to the Delaware General Corporation Law.

Based on the foregoing, we are of the opinion that the Shares have been duly authorized and, upon issuance and delivery against payment therefor in accordance with the terms of the Underwriting Agreement, the Shares will be validly issued, fully paid and non-assessable.

SpringWorks Therapeutics, Inc.

October 8, 2020

We hereby consent to the inclusion of this opinion as Exhibit 5.1 to the Registration Statement and to the references to our firm under the caption “Legal Matters” in the Registration Statement. In giving our consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations thereunder.

Very truly yours,

/s/ GOODWIN PROCTER LLP

GOODWIN PROCTER LLP